Exhibit 99.1
FOR FURTHER INFORMATION:
AT MERCANTILE BANK CORPORATION:

Gerald R. Johnson, Jr.	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
gjohnson@mercbank.com	cchristmas@mercbank.com
MERCANTILE BANK CORPORATION DECLARES
5% COMMON STOCK DIVIDEND
Grand Rapids, MI, April 11, 2007 — At a meeting held April 10, 2007, the Board of Directors of Mercantile Bank Corporation (Nasdaq: MBWM) declared a five percent stock dividend on the Corporation’s common stock. The dividend is payable on May 4, 2007 to shareholders of record as of the close of business on April 23, 2007. The stock dividend will increase shares outstanding by approximately 402,650 shares.
Gerald R. Johnson, Mercantile’s Chairman and CEO, stated, “In addition to the quarterly cash dividend we initiated in 2003, this represents the seventh annual stock dividend we declared. We believe that shareholders find both types of dividends attractive for very different reasons: stock dividends to increase overall liquidity and cash dividends to provide a current return. It is our intention to fulfill both of these objectives with our dividend strategy.”
About Mercantile Bank Corporation
Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Headquartered in Grand Rapids, the Bank provides a wide variety of commercial banking services through its five full-service banking offices in greater Grand Rapids, and its full-service banking offices in Holland, Lansing, and Ann Arbor, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
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	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2007	March 31, 2006
	(Unaudited)	(Unaudited)
EARNINGS PER SHARE

1) Before 5% Stock Dividend

Net income	$4,283,000	$4,929,000

Basic income per share	$0.53	$0.62

Diluted income per share	$0.53	$0.61

Average shares outstanding	8,035,175	7,974,180

Average diluted shares outstanding	8,113,135	8,102,052

2) After 5% Stock Dividend

Net income	$4,283,000	$4,929,000

Basic income per share	$0.51	$0.59

Diluted income per share	$0.50	$0.58

Average shares outstanding	8,436,933	8,372,889

Average diluted shares outstanding	8,518,791	8,507,154